EXHIBIT 21.1

GEOVAX LABS, INC.

SUBSIDIARIES OF THE REGISTRANT

		Percentage
Name of Subsidiary	State of Incorporation	of Ownership

GeoVax, Inc.	Georgia	100%
Immutak Oncology, Inc.	Delaware	100%